Exhibit 99.1

Press Release

News Release

For Immediate Release

INVESTORS REAL ESTATE TRUST ANNOUNCES
EXERCISE OF OVER-ALLOTMENT OPTION BY UNDERWRITERS

MINOT, ND—October 14, 2009—Investors Real Estate Trust (NASDAQ:  IRET), a real estate investment trust with a diversified portfolio of multi-family residential and commercial office, medical, industrial and retail properties located primarily in the upper Midwest (the “Company”), today announced that the underwriters of its recent public offering of common shares of beneficial interest have fully exercised their over-allotment option, which will result in the issuance of an additional 1,200,000 common shares.

The option was granted in connection with the Company’s public offering of 8,000,000 common shares at a public offering price of $8.25 per share, which closed on October 9, 2009.  The exercise of the over-allotment option will result in additional net proceeds of approximately $9.4 million, bringing the expected total net proceeds of the offering to approximately $72 million, after deducting the underwriting discount and estimated offering expenses. The exercise of the over-allotment option brings the total number of common shares sold by the Company in the offering to 9,200,000.

Robert W. Baird & Co. and RBC Capital Markets were the bookrunning managers for the offering.  Janney Montgomery Scott, D.A. Davidson & Co., and J.J.B. Hilliard, W.L. Lyons, LLC were co-managers.

The Company intends to use the net proceeds from the offering for general corporate purposes, including the acquisition, development, renovation, expansion or improvement of income-producing real estate properties and debt repayment.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Disclosure Notice:

This press release contains “forward-looking statements” within the meaning of the federal securities laws.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, and actual events and results could differ materially from the forward-looking statements in this press release.

Contact:
Michelle R. Saari
Investors Real Estate Trust
3015 16th Street SW, Suite 100
Minot, ND 58702-1988
701.837.4738 tel.
701.838.8875 fax
info@iret.com e-mail